Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Julie Koenig-Loignon
(502) 636-4502 (office)
(502) 262-5461 (mobile)
Julie.Koenig@kyderby.com

CHURCHILL DOWNS INCORPORATED CHAIRMAN CARL F.

POLLARD RETIRES FROM COMPANY’S BOARD OF DIRECTORS

LOUISVILLE, Ky. (Monday, March 21, 2011) – Churchill Downs Incorporated (“CDI” or “the Company”) (NASDAQ: CHDN) today announced that Carl F. Pollard, chairman of CDI’s board of directors, will not stand for reelection and will retire from his position and from CDI’s board directors on June 16, 2011.

Pollard joined CDI’s board of directors in 1985 and has served as the Company’s chairman since 2001 when he replaced William S. Farish who resigned to become U.S. Ambassador to England and Northern Ireland under President George W. Bush. During Pollard’s tenure, CDI completed the successful $121 million renovation of Churchill Downs Racetrack; entered the account-wagering business with the launch of TwinSpires.com and the acquisition additional advance-deposit wagering platforms; and introduced casino gaming to the Company’s portfolio of businesses, with the construction of slot-machine gaming facilities in Louisiana and Florida and the purchase of Harlow’s Casino Resort & Hotel in Greenville, Miss.

A long-time horse racing enthusiast, Pollard runs Hermitage Farm, a Thoroughbred breeding operation in Goshen, Ky., which he purchased following the death of the farm’s original owner, Warner L. Jones Jr., the famed horsemen who also served as chairman of CDI’s board of directors from 1984 to 1992. Under Pollard’s direction, Hermitage Farm has gone on to produce numerous stakes winners, including a member of Pollard’s personal stable, Caressing, who won the 2000 Eclipse Award for 2-year-old fillies after claiming the Breeders’ Cup Juvenile Fillies at Churchill Downs that year. Pollard sold Hermitage Farm in 2010 but continues to manage the Thoroughbred breeding operation there.

“It has been both an honor and a pleasure to serve as chairman of Churchill Downs Incorporated and as a member of its board of directors during a period of significant change and expansion for the Company,” Pollard said. “CDI has evolved from a racetrack in Louisville, Ky., into the premier racing, gaming and entertainment company in the United States. We have diversified our holdings to help the Company better address competitive challenges and thrive in an ever-changing marketplace, while still growing the reach and relevance of our iconic racing events, the Kentucky Derby and Oaks, which continue to set records for attendance and wagering. The horse racing industry has long been my professional pursuit and personal passion. I am very proud of what we have accomplished during my time as chairman, and look forward to what the future holds for Churchill Downs Incorporated.”

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Churchill Downs Incorporated Chairman Carl F. Pollard to Retire from Board of Directors

Monday, March 21, 2011

“Carl Pollard has devoted much of his life to the improvement of Churchill Downs Incorporated and the Thoroughbred industry,” said Robert L. Evans, CDI’s president and chief executive officer. “His vision, drive and commitment to our Company and his deep love of the sport of horse racing – particularly the Kentucky Derby and Kentucky Oaks – are things I personally admire and hope to emulate as I continue my career with the Company. CDI’s board of directors, senior management team, employees and shareholders everywhere owe a debt of gratitude to Mr. Pollard for his clear direction, wise counsel and many years of service to our collective cause. We will truly miss having him at CDI’s helm.”

A Kentucky native, Pollard began his career as a partner for the accounting firm of Yeager, Ford & Warren in Louisville, which is now owned by Pricewaterhouse Coopers. In 1968, he joined a small, but growing nursing home business and was instrumental in its development into Humana Inc., now a Louisville-based Fortune 500 healthcare company. He held various senior positions within Humana, including president and chief operating officer from 1991 to 1993. Pollard was chairman and chief executive officer of Humana’s hospital division, which was spun off into a new company called Galen Health Care Inc. in 1993 and merged later that year with Columbia Healthcare Corporation. Pollard served as chairman of Columbia until 1994.

Pollard is a member of The Jockey Club and currently serves on the boards of DNP Select Income Fund, Duff & Phelps Utility and Corporate Bond Trust, and DTF Tax-Free Income Inc. He is also a member of the University of Kentucky Development Council board. Pollard is a graduate of the University of Kentucky and was named to the Hall of Distinguished Alumni in 1995.

Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates four world renowned Thoroughbred racing facilities: Arlington Park in Illinois, Calder Casino and Race Course in Florida, Churchill Downs Racetrack in Kentucky and Fair Grounds Race Course & Slots in Louisiana. CDI operates slot and gaming operations in Louisiana, Florida and Mississippi. CDI tracks are host to North America’s most prestigious races, including the Arlington Million, the Kentucky Derby and the Kentucky Oaks, the Louisiana Derby and the Princess Rooney, along with hosting the Breeders’ Cup World Championships for a record eighth time on Nov. 4-5, 2011. CDI also owns off-track betting facilities, TwinSpires.com, United Tote, television production, telecommunications and racing service companies such as BRIS and a 50-percent interest in the national cable and satellite network, HorseRacing TV, which supports CDI’s network of simulcasting and racing operations. CDI trades on the NASDAQ Global Select Market under the symbol CHDN and can be found at www.ChurchillDownsIncorporated.com.

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